T R Chadha & Co LLP
Chartered Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of TraQiQ, Inc. on Amendment No. 2 to Form S-1 of our report dated March 30, 2022, with respect to our audits of the consolidated financial statements of TraQiQ, Inc. as of December 31, 2021 and for the years then ended. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference of our firm under the heading "Experts" in this Registration Statement.

For T R Chadha & CO LLP
Chartered Accountants
ICAI Firm reg. no.: 06711N/N500028

New Delhi, India
April 18, 2022